Exhibit 99.3

February 12, 2021

Board of Directors
Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Huntington Bancshares Incorporated, filed February 12, 2021 (the “Registration Statement”)

Ladies and Gentlemen:
Reference is made to our opinion letter, dated December 13, 2020 (“Opinion Letter”), with respect to the fairness from a financial point of view to Huntington Bancshares Incorporated (the “Company”) of the exchange ratio of 3.0028 shares of common stock, par value $0.01 per share, of the Company to be issued in exchange for each share of common stock, par value $1.00 per share, of TCF Financial Corporation (“TCF”) pursuant to the Agreement and Plan of Merger, dated as of December 13, 2020, by and between the Company and TCF.
The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the joint proxy statement/prospectus that forms a part of the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Huntington’s Financial Advisor,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Huntington’s Reasons for the Merger; Recommendation of Huntington’s Board of Directors,” “The Merger—Opinion of Huntington’s Financial Advisor” and “The Merger—Certain Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the joint proxy statement/prospectus that forms a part of the Registration Statement, as amended.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)